                                                                  EXHIBIT 9

                                       Letterhead of
                             [Farm Credit Bank of Springfield
                            Springfield Bank for Cooperatives]

                                                          September 2, 1994



Pro-Fac Cooperative, Inc.
P.O. Box 682
Rochester, New York 14603

Attention:  Mr. Roy A. Myers
            General Manager

Gentlemen:

          In response to the request of Pro-Fac
Cooperative, Inc. ('Pro-Fac'), Springfield Bank for Cooperatives (the 'Bank') is prepared to provide a wholly-owned subsidiary of Pro-Fac ('PF Acquisition') with (1) a term loan in an aggregate principal amount of $80 million,
(2) a term loan facility in an aggregate principal amount of $120 million and (3) a seasonal loan facility in an aggregate principal amount equal to the lesser of (a) the Borrowing Base (as hereinafter defined) and (b) $86 million (said term loan, term loan facility and seasonal loan facility being hereinafter collectively referred to as the 'Acquisition Facility') to assist in financing the acquisition (the 'Acquisition') by PF Acquisition of the Class A and Class B Common Stock of Curtice-Burns
Foods, Inc. ('Curtice-Burns'), to repay the existing indebtedness of Pro-Fac to the Bank, to repay existing indebtedness of Curtice-Burns to its lenders, and to provide permanent financing to Curtice-Burns following the merger of PF Acquisition into Curtice-Burns. PF Acquisition and Curtice-Burns, as the entity surviving the merger of PF Acquisition into Curtice-Burns are sometimes hereinafter referred to as the 'Borrower'. A summary of the principal terms and conditions of the Acquisition Facility is set forth in the term sheet attached hereto as Exhibit A
(the 'Term Sheet').

          In addition, the Bank will provide the Borrower with a letter of credit facility as set forth in the Term
Sheet (the 'L/C Facility'; together with the Acquisition
Facility, the 'Facility').

          The Bank's commitment to provide the Facility is subject to the conditions set forth or referred to in this commitment letter (the 'Commitment Letter') and the Term
Sheet.

          This commitment is conditional upon: (1) the execution and delivery of definitive documentation with respect to the Facility in form and substance reasonably satisfactory to the Bank and its counsel incorporating terms and conditions customary to transactions of this type and as shall be reasonably satisfactory to the Bank, together with opinions of counsel in form and substance satisfactory to the Bank and its counsel; (2) there being no changes, prior to closing of the Facility, to the Pro-Fac Cooperative, Inc. Restructuring Proposal, dated August 25, 1994 ('Restructuring Proposal') and the supplement thereto, dated September 1, 1994, describing the Borrower's proposed management structure (the 'Management Supplement') previously delivered to the Bank other than changes reasonably acceptable to the Bank; (3) the absence, prior to the closing of the Facility, of any material adverse change in the business, assets, operations, properties, financial condition, contingent liabilities, prospects or material agreements of Pro-Fac and Curtice-Burns taken as a whole as reflected in the June 25, 1994 financial statements of Pro-Fac and of Curtice-Burns; (4) receipt by the Bank prior to closing of the Facility of pro forma consolidated financial statements for the Borrower, reasonably acceptable to the Bank, demonstrating to the Bank's satisfaction that as of the closing of the Facility, the Borrower will be in compliance with the financial tests set forth as conditions precedent in the Term Sheet; (5) receipt by the Bank of a copy of an opinion from Dillon Read, addressed to Pro-Fac, when and if delivered to Pro-Fac, as to the reasonableness, from the standpoint of Pro-Fac, of the consideration to be paid by PF Acquisition to the holders of the Class A and Class B Common Stock of Curtice-Burns in connection with the proposed acquisition of Curtice-Burns by PF Acquisition, which opinion must be reasonably acceptable to Pro-Fac, and which opinion shall in no way be relied upon by the Bank; and (6) compliance with all other conditions set forth herein and in the Term Sheet.

          By executing this Commitment Letter, Pro-Fac agrees (a) to indemnify and hold harmless the Bank and its officers, directors, employees, affiliates, agents and controlling persons from and against any and all losses, claims, damages, liabilities and reasonable expenses, joint or several, to which any such person may become subject arising out of or in connection with this Commitment Letter, the Term Sheet, the Facility or any related transaction, including, but not limited to the Bank's furnishing of funds to the Borrower under the Facility and assisting in financing the Acquisition or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such indemnified parties is a party thereto, and to reimburse each of such indemnified parties upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that such indemnified parties will not be indemnified for any such losses, claims, damages, liabilities or expenses resulting from the gross negligence or willful misconduct of the Bank, and (b) to reimburse the Bank from time to time, for all reasonable expenses (including reasonable fees, disbursements and other charges of counsel) incurred in connection with the Facility and the preparation of this Commitment Letter, the Term Sheet, the definitive documentation for the Facility and the security arrangements in connection therewith, whether or not the closing of the Facility occurs. The provisions contained in the immediately preceding sentence shall remain in full force and effect notwithstanding the termination of the Commitment Letter or the Bank's commitment hereunder.

          The Bank is issuing this commitment in reliance upon the accuracy of the information and projections furnished to it by Pro-Fac without independent verification thereof, including without limitation, the information contained in the Restructuring Proposal, and the Management Supplement. Pro-Fac agrees to supplement the information and the projections previously furnished by it from time to time until the closing of the Facility in order that all such information and projections, when taken as a whole, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, when made, not materially misleading in light of the circumstances under which such statements were made. However, the Bank recognizes that, although Pro-Fac has prepared the projections using assumptions it believes are reasonable, actual results or events may vary.

          Pro-Fac agrees that this Commitment Letter and the Term Sheet and the contents hereof and thereof are for Pro-Fac's confidential use only in connection with Pro-Fac's submission of bid(s) relative to the Acquisition and will not without the prior written consent of the Bank (except as otherwise required by law) be disclosed by Pro-Fac to any person other than Curtice-Burns or Pro-Fac's and

Curtice-Burns' officers, directors, accountants, attorneys and other advisors, in each case only in connection with the transactions contemplated hereby and on a confidential basis.

          This Commitment Letter and the Bank's commitment hereunder shall not be assignable by Pro-Fac and may not be amended or any provision hereof waived or modified except by an instrument in writing signed by Pro-Fac and the Bank. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

          Please evidence your acceptance of the foregoing by signing in the appropriate space below and returning to us the enclosed duplicate original of this Commitment Letter not later than 5:00 p.m., Eastern time, on the earlier of
(a) the fifth business day following the date on which Curtice-Burns publicly announces its acceptance of Pro-Fac's bid for the purchase of the Curtice-Burns Class A and Class B Common Stock, and (b) September 15, 1994, at which time the Bank's commitment hereunder will expire if not previously accepted in accordance with this sentence.

          We understand that you contemplate that the Acquisition will close during October, 1994. In the event that the execution of the definitive documentation satisfactory to the Bank in respect of the Facility does not occur on or before January 15, 1995, then this Commitment Letter and the Bank's commitment hereunder shall terminate unless the Bank shall, in its discretion, agree to an extension. Notwithstanding the foregoing, the compensation, reimbursement and indemnification provisions hereof and of the Term Sheet shall survive any termination of this Commitment Letter and the Bank's commitment hereunder, but such reimbursement and indemnification provisions shall be superseded in all respects by the provisions of the definitive documentation upon its execution by the parties thereto.

          This Commitment Letter supersedes and replaces in their entirety any and all prior letters or correspondence heretofore delivered by the Bank to Pro-Fac relating to the Facility or any other financial accommodation relating to the Acquisition.

          We look forward to working with you on this transaction.

                         Sincerely,

                         SPRINGFIELD BANK FOR COOPERATIVES


                         C. Scott Herring
                         Vice President

Accepted:  September 7, 1994.

PRO-FAC COOPERATIVE, INC.

By:   /s/ Roy A. Myers
   --------------------------
Title:  General Manager
        Duly Authorized

                                         EXHIBIT A
                                         ---------


                                        TERM SHEET

                             SPRINGFIELD BANK FOR COOPERATIVES
                                           with
                                 PRO-FAC COOPERATIVE, INC.

                             $286,000,000 ACQUISITION FACILITY

                         SUMMARY OF PRINCIPAL TERMS AND CONDITIONS
                         -----------------------------------------

               Terms used but not defined in this Term Sheet shall have the respective meanings assigned thereto in the Commitment Letter to which this Term Sheet is attached (the 'Commitment Letter').

               Borrower:           PF Acquisition Corp., a New York
                                   cooperative corporation and, upon
                                   completion of the merger of PF
                                   Acquisition into Curtice-Burns Foods,
                                   Inc., means Curtice-Burns as the entity
                                   surviving such merger.

               Lender:             Springfield Bank for Cooperatives.

               Acquisition
               Facility:           (1)  A term loan in the amount of
                                        $80,000,000 (the '$80 Million Term
                                        Loan').

                                   (2)  A term loan facility in the amount
                                        of $120,000,000 (the '$120 Million
                                        Term Loan Facility'; together with
                                        the $80 Million Term Loan,
                                        collectively, the 'Term Loan').
                                        The Borrower may borrow under the
                                        $120 Million Term Loan Facility
                                        upon closing of the Facility and
                                        from time to time thereafter.

                                   (3)  A seasonal loan facility in an
                                        aggregate principal amount equal to
                                        the lesser of (a) the Borrowing

                                        Base (as hereinafter defined) and
                                        (b) $86 Million.  'Borrowing Base'
                                        shall mean (i) 66% of eligible
                                        accounts receivable plus (ii) 50%
                                        of eligible inventory, as provided
                                        for in the definitive
                                        documentation.

               Letter of Credit
               Facility:           A letter of credit facility in an
                                   aggregate amount not to exceed
                                   $10 million of letters of credit at any
                                   time outstanding.  The Borrower shall
                                   pay to the Bank the Bank's customary
                                   fees and charges for issuance, amendment and payment of letters of credit, as in effect from time to time.

               Use of Proceeds
               of Acquisition
               Facility:           Assist in financing the acquisition by
                                   PF Acquisition of the Class A and
                                   Class B Common Stock of Curtice-Burns,
                                   repay the existing indebtedness of Pro-
                                   Fac to the Bank, repay the existing
                                   indebtedness of Curtice-Burns to its
                                   existing lenders, and provide permanent
                                   financing to the Borrower.

               Guarantors:         All obligations of the Borrower under
                                   the definitive credit documentation for
                                   the Facility will be unconditionally
                                   guaranteed by Pro-Fac and by each
                                   subsidiary of the Borrower
                                   (collectively, the 'Guarantors').

               Security:           As security for the Facility and the
                                   obligations of the Guarantors to the
                                   Bank, first and only security interests
                                   in and liens upon all of the assets of
                                   the Borrower and Guarantors, including,
                                   without limitation, (a) all present and
                                   future:  accounts, contract rights,
                                   chattel paper, instruments, documents,
                                   inventory, general intangibles
                                   (including, without limitation, all
                                   patents, trade names, trademarks,
                                   copyrights, and tax refunds) and
                                   equipment; (b) all real property of the
                                   Borrower and Guarantors, and (c) all
                                   products and proceeds of all of the
                                   foregoing (collectively, the
                                   'Collateral'), except for liens
                                   reasonably acceptable to the Bank.

               Amortization
               of the $80 Million
               Term Loan:          The $80 Million Term Loan shall be
                                   repaid in twenty (20) equal, consecutive semi-annual installments.

               Amortization of
               $120 Million
               Term Loan Facility: The $120 Million Term Loan Facility
                                   shall be repaid as follows: (1) from
                                   closing of the Facility through
                                   September 1, 1999, on September 1 of
                                   each year, to the extent of Annual Cash
                                   Sweep (as hereinafter defined) for the
                                   Borrower's immediately preceding fiscal
                                   year and (2) from September 2, 1999
                                   through the tenth anniversary of
                                   closing, any outstanding balance in ten
                                   equal installments payable on the same
                                   dates that the installments of the
                                   $80 Million Term Loan are due.  All
                                   payments at any time applied to the
                                   outstanding balance of the $120 Million
                                   Term Loan Facility shall reduce the
                                   amount available to be borrowed
                                   thereunder by an equal amount.  'Annual
                                   Cash Sweep' means 80% of the Borrower's
                                   available cash at the end of each fiscal year, calculated as follows for each fiscal year: net income after taxes and interest, plus depreciation, plus amortization, plus deferred finance charges, for such fiscal year, less the principal installments payable during such fiscal year with respect to the $120 Million Term Loan, less capital expenditures, less dividends paid to preferred stockholders, and less cash patronage payments.

                                   In addition, all net proceeds received
                                   by the Borrower at any time after
                                   closing from the sale and issuance by
                                   the Borrower to its members of so-called
                                   PIk Preferred Stock and/or subordinated
                                   debentures (said net proceeds are
                                   collectively hereinafter referred to as
                                   'Member Equity') shall be applied to the outstanding balance of the $120 Million Term Loan Facility and shall reduce the amount available to be borrowed thereunder by an equal amount, except that, the Borrower shall be permitted to re-borrow at any time, and from time to time, under the $120 Million Term Loan Facility an amount which, together with all amounts previously re-borrowed under the $120 Million Term Loan Facility, shall be equal to, in the aggregate, the lesser of (a) Member Equity applied to the outstanding balance of the
                                   $120 Million Term Facility and
                                   (b) (i) $25 million from closing through and including June 30, 1996 and
                                   (ii) $20 million from and after July 1,
                                   1996.

               Repayment of
               Seasonal Loan
               Facility:           The Seasonal Loan Facility shall have
                                   terms similar to those that presently
                                   exist under the Bank's seasonal loan
                                   facility with Pro-Fac.  The Seasonal
                                   Loan Facility shall be in a fully paid
                                   status for a period of at least fifteen
                                   (15) consecutive days.

               Interest:           Payable monthly in arrears, calculated
                                   on the basis of a 360-day year and
                                   actual days elapsed, at a rate per annum equal to, at the option of the Borrower,
                                   (a) The Wall Street Journal Prime Rate
                                   (i) with respect to the Term Loan, plus
                                   .50%, and (ii) with respect to the
                                   Seasonal Loan Facility, minus .25%
                                   (collectively, the 'Variable Rate
                                   Option'), (b) LIBOR plus, for interest
                                   periods less than 180 days, (i) with
                                   respect to the Term Loan, 2.60% and
                                   (ii) with respect to the Seasonal Loan
                                   Facility, 1.75% (collectively, the
                                   'LIBOR Rate') or (c) the U.S. Treasury
                                   Rate plus, for interest periods in
                                   excess of 180 days, (i) with respect to
                                   the Term Loan, 3.00% and (ii) with
                                   respect to the Seasonal Loan Facility,
                                   2.00% (collectively the 'Treasury -
                                   Based Rate', together with the LIBOR
                                   Rate, collectively, the 'Fixed Rate
                                   Option').  Notwithstanding the
                                   foregoing, if the Borrower achieves a
                                   long-term debt to equity ratio of
                                   (x) 2.5:1 or (y) 2.15:1, then, solely
                                   with respect to the Term Loan, the
                                   Variable Rate Option and the Fixed Rate
                                   Option shall be reduced by .25% or .50%, respectively.

                                   The Variable Rate Option and the Fixed
                                   Rate Option may be selected by the
                                   Borrower with respect to all or a
                                   designated portion of the Term Loan and
                                   the Seasonal Loan Facility, as provided
                                   in the definitive documentation.

                                   Solely with respect to the Treasury -
                                   Based Rate, if, as and when the spread
                                   between the Bank's cost of funds and the U.S. Treasury Rate increases or decreases, then the Treasury - Based Rate shall be automatically changed by an amount equal to such increase or decrease.

               Fees:               1.   Commitment Fee.  A non-refundable
                                        commitment fee as agreed upon
                                        between Pro-Fac and the Bank.

                                   2.   Acquisition Facility Fee.  Non-
                                        refundable acquisition facility fee
                                        in an amount equal to the sum of
                                        3/4 of 1% of the Acquisition
                                        Facility, payable at the closing of
                                        the Acquisition Facility.

                                   3.   Break-up Fee.  A non-refundable
                                        Break-up Fee in the amount of One
                                        Hundred Thousand Dollars ($100,000)
                                        if the Acquisition Facility does
                                        not close due to no fault of the
                                        Bank.

               Prepayment:         The Term Loan may be prepaid in whole or
                                   in part at any time without premium or
                                   penalty, except for prepayments with
                                   respect to any portion of the Term Loan
                                   with respect to which the Borrower has
                                   elected the Fixed Rate Option, which
                                   prepayments shall be subject to the
                                   breakage costs provided for in the
                                   definitive documentation. All Term Loan prepayments shall be applied pro rata to the unpaid installments, at the
                                   Borrower's option, of the $80 Million
                                   Term Loan or the $120 Million Term Loan
                                   Facility.

               Conditions
               Precedent to the
               Facility:           The Term Loan will be subject to
                                   conditions precedent customarily found
                                   in credit agreements for similar
                                   financings, including:

                                   1.   The Agreement and Plan of Merger by
                                        and among Pro-Fac, PF Acquisition
                                        and Curtice-Burns shall have been
                                        executed and delivered in
                                        substantially the form of the draft
                                        dated August 24, 1994, previously
                                        delivered to the Bank, with such
                                        material changes thereto in a form
                                        reasonably acceptable to the Bank,
                                        and all conditions precedent for
                                        the consummation of the merger of
                                        PF Acquisition into Curtice-Burns
                                        (the 'Merger') shall have been
                                        satisfied or waived;

                                   2.   The Borrower shall have received
                                        gross proceeds of Subordinated Debt
                                        (as hereinafter defined) of not
                                        less than $160 Million.

                                   3.   After giving effect to the Merger,
                                        PF Acquisition and Curtice-Burns
                                        shall have, as at the date of the
                                        closing of the Facility, on a
                                        consolidated basis and determined
                                        in accordance with generally
                                        accepted accounting principles
                                        consistently applied ('GAAP'):

                                        a.   a long term debt-to-equity
                                             ratio of no greater than
                                             3.1:1.0;

                                        b.   total net worth (including
                                             capital stock, earnings
                                             allocated to Pro-Fac members
                                             and earned surplus) of not
                                             less than 18% of total assets;

                                        c.   working capital of not less
                                             than $100 million; and

                                        d.   on the basis of cash flow
                                             projections reasonably
                                             acceptable to the Bank, a cash
                                             flow coverage ratio at the end
                                             of each fiscal year of (1) net
                                             income after taxes, plus
                                             depreciation, plus
                                             amortization plus deferred
                                             finance charges for such
                                             fiscal year to (2) the current
                                             portion of long term debt,
                                             plus capital expenditures,
                                             plus dividends to preferred
                                             stockholders, plus cash
                                             patronage payments to members
                                             for such fiscal year, of not
                                             less than 1.1 to 1.0.

                                   4.   No injunction or other order issued
                                        by any court of competent
                                        jurisdiction or by any governmental
                                        or regulatory body which prevents
                                        the consummation of the Merger as
                                        contemplated by the Merger
                                        Agreement shall be in effect; and
                                        no proceeding before any such court
                                        or governmental or regulatory body
                                        with any reasonable likelihood of
                                        success shall have been commenced
                                        seeking to enjoin the consummation
                                        of the merger contemplated by the
                                        Merger Agreement.

                                   5.   Definitive documentation with
                                        respect to the Facility, including,
                                        without limitation, a loan
                                        agreement, security agreements,
                                        guaranties, UCC financing
                                        statements and related
                                        documentation incorporating
                                        customary terms and provisions and
                                        such other provisions as the Bank
                                        may reasonably require in the
                                        context of the transactions
                                        contemplated hereby, including, but
                                        not limited to, those described
                                        herein, and such other closing
                                        documentation as the Bank may
                                        reasonably require.

                                   6.   There shall not be any material
                                        liabilities under ERISA of Pro-Fac
                                        or Curtice-Burns in respect of any
                                        pension plan, except and to the
                                        extent disclosed in the most recent
                                        audited financial statements of
                                        Pro-Fac and of Curtice-Burns or
                                        otherwise disclosed and acceptable
                                        to the Bank.

                                   7.   There shall exist no default or
                                        event which with notice or passage
                                        of time, or both, would constitute
                                        a default under the definitive
                                        documentation for the Facility, and
                                        the representations and warranties
                                        in such definitive documentation
                                        shall be true and correct in all
                                        material respects.

                                   8.   The terms and conditions of the
                                        Subordinated Debt shall be
                                        substantially as set forth in
                                        Schedule A annexed hereto (the

                                        'Subordinated Debt') and the terms
                                        of any other financing assumed or
                                        incurred by the Borrower, whether
                                        direct or indirect, and of any
                                        indebtedness which is to remain
                                        outstanding after the closing of
                                        the Facility shall be satisfactory
                                        in all material respects to the
                                        Bank and its counsel.

                                   9.   Delivery to the Bank of evidence of
                                        insurance coverage, including
                                        mortgagee's and lender's loss payee
                                        endorsements in the Bank's favor as
                                        to casualty and business
                                        interruption insurance and
                                        mortgagee's title insurance by a
                                        company and agent acceptable to the
                                        Bank (a) insuring the priority,
                                        amount and sufficiency of any
                                        mortgage, deed of trust or deed to
                                        secure debt in favor of the Bank on
                                        each fee and leasehold interest
                                        included in the Collateral,
                                        (b) insuring against matters that
                                        would be disclosed by surveys, and
                                        (c) containing all endorsements,
                                        assurances or affirmative coverage
                                        reasonably requested by the Bank
                                        for protection of the Bank's
                                        interests.

               Representations
               and Warranties:     To include, but not be limited to:
                                   authorization and enforceability;
                                   absence of default or event of default;
                                   absence of material adverse change;
                                   accuracy of financial statements
                                   (including pro forma financial
                                   statements); absence of undisclosed
                                   liabilities; compliance with laws
                                   (including environmental laws and
                                   regulations); charter documents and
                                   agreements; good standing;
                                   inapplicability of the Investment
                                   Company Act of 1940; payment of taxes;
                                   ownership of properties; validity of
                                   security interests; absence of liens;
                                   and absence of material litigation.

               Affirmative
               Covenants:          To include, but not be limited to:
                                   maintenance of corporate existence and
                                   rights; compliance with laws, including
                                   environmental laws; performance of
                                   obligations; maintenance of properties
                                   in good repair; maintenance of
                                   appropriate and adequate insurance;
                                   inspection of books and properties;
                                   payment of taxes and other liabilities;
                                   delivery of notice of defaults,
                                   litigation and other adverse action,
                                   including environmental action; delivery of financial statements, financial projections and other information; from and after the occurrence of an event of default, at such times as the Bank may request, delivery of appraisals of the Collateral from appraisers acceptable to the Bank; and further assurances.

               Negative
               Covenants:          To include, but not be limited to:
                                   limitations on dividends and on
                                   redemptions and repurchases of capital
                                   stock; limitations on debt (except for
                                   the Subordinated Debt) and guarantees;
                                   limitations on repurchases or prepayment of debt; limitations on liens;
                                   limitations on sale-leaseback
                                   transactions; limitations on loans,
                                   investments, acquisitions and asset
                                   sales; limitations on amendment of
                                   certain material agreements; limitations on transactions or changes in business conducted; limitations on capital expenditures including expenditures in respect of capitalized leases (all such capital expenditures in any year not to exceed the amount of depreciations in such fiscal year); and limitations on mergers and consolidations.

               Financial

               Covenants:          Shall include, but not be limited to,
                                   the following:

                                   1.   The Borrower shall achieve and
                                        maintain as of each fiscal year end
                                        and at all times thereafter, on a
                                        consolidated basis and in
                                        accordance with GAAP:

                                        (a)  Achieve and maintain a long
                                             term debt-to-equity ratio of
                                             not less than the following
                                             minimum levels for the periods
                                             set forth below;
                                             6/30/95 through 6/29/97:
                                             2.7 to 1.0
                                             6/30/97 through 6/29/98:
                                             2.5 to 1.0
                                             6/30/98 through 6/29/01:
                                             2.15 to 1.0
                                             6/30/01 and thereafter:
                                             1.8 to 1.0

                                        (b)  Achieve and maintain a total
                                             net worth (including capital
                                             stock, earnings allocated to
                                             members and earned surplus) of
                                             not less than the following
                                             minimum levels for the period
                                             set forth below;

                                             6/30/95 through 6/29/97:  19%
                                             6/30/97 through 6/29/01:  20%
                                             6/30/01 and thereafter:   25%

                                        (c)  Achieve and maintain a
                                             tangible net worth of not less
                                             than the amount determined
                                             upon completion of the Merger,
                                             subject to adjustments made in
                                             accordance with GAAP;

                                        (d)  Achieve and maintain a cash
                                             flow coverage ratio at the end
                                             of each fiscal year of (1) net
                                             income after taxes, plus
                                             depreciation, plus
                                             amortization, plus deferred
                                             finance charges for such
                                             fiscal year to (2) the current
                                             portion of long term debt,
                                             plus capital expenditures,
                                             plus dividends to preferred
                                             stockholders, plus cash
                                             patronage payments for such
                                             fiscal year, of not less than
                                             1.1 to 1.0;

                                        (e)  Achieve and maintain minimum
                                             working capital of not less
                                             than $100 million for the
                                             Borrower's fiscal year ending
                                             6/30/95 and for each fiscal
                                             year thereafter.

                                   2.   If the Borrower fails to comply
                                        with any of the financial covenants
                                        set forth in paragraphs 1(a)
                                        through (d), inclusive, immediately
                                        above, then, without in any way
                                        limiting or waiving any of the
                                        Bank's rights or remedies that will
                                        be set forth in the definitive
                                        documentation for the Facility, the
                                        Borrower shall make no cash
                                        payments to growers for raw
                                        products in excess of 90% of
                                        established commercial market
                                        values therefor in any fiscal year
                                        in which such covenants default
                                        occurs.

                                   3.   No later than two months prior to
                                        the commencement of each fiscal
                                        year, the Borrower shall provide
                                        the Bank with a financial plan for
                                        such fiscal year, satisfactory to
                                        the Bank, which plan shall include,
                                        without limitation, provision for
                                        maintenance of appropriate grower
                                        contracts and pool accounting and
                                        pool proceeds distribution
                                        procedures to support the Bank's
                                        credit terms and conditions.

               Events of Default:  Shall include, but not be limited to,
                                   payment defaults, cross defaults to
                                   agreements evidencing indebtedness to
                                   other parties, covenant defaults, breach of warranty, voluntary and involuntary bankruptcy, judgments and attachments, dissolution ERISA violations, OSHA violations, environmental law violations, change in control and breach of collateral documents.

               Participations:     The Bank shall have the right to sell
                                   participations in the Facility or any
                                   part thereof.  Participants shall have
                                   the same benefits as the Bank with
                                   respect to provision of information
                                   regarding the Borrower.  The Bank shall
                                   have the right to furnish to
                                   participants (including prospective
                                   participants) any information concerning the Borrower in the possession of the Bank.

               Indemnity:          Borrower shall indemnify the Bank and
                                   its directors, officers, agents, and
                                   employees and hold them harmless from
                                   and against all costs, expenses
                                   (including the reasonable fees and
                                   disbursements of counsel) and
                                   liabilities, including those resulting
                                   from any litigation or other proceedings
                                   (regardless of whether the Bank is a
                                   party thereto), related to or arising
                                   out of the transactions contemplated
                                   hereby, provided that the Bank will not
                                   be indemnified for any costs, expenses
                                   or liabilities resulting from its gross
                                   negligence or willful misconduct.

               Governing Law:      New York.

                                   This Term Sheet is not meant to be, nor
                                   shall it be construed as, an attempt to
                                   describe all of the terms and conditions that pertain to this Facility, nor do its terms suggest the specific phrasing of documentation clauses. Rather, it is intended only to outline the principal terms and conditions of the Facility.

                                       Letterhead of
                             [Farm Credit Bank of Springfield
                            Springfield Bank for Cooperatives]



                                                         September 16, 1994


               Pro-Fac Cooperative, Inc.
               P.O. Box 682
               Rochester, NY 14603

               Attention:  Mr. Roy A. Myers
                           General Manager

                         Re:  Amendment to Commitment Letter

               Gentlemen:

                         We refer to our Commitment Letter, dated
               September 2, 1994 (the 'Commitment Letter'), previously delivered to you by the Bank. Capitalized terms used herein, unless otherwise defined herein, shall have the meaning ascribed thereto in the Commitment Letter.

                         As per your request, the Bank agreed with Pro-Fac
               that the Commitment Letter is hereby amended as follows:

                         1. Commitment Acceptance: Clause (b) of the second paragraph on page 4 of the Commitment Letter is hereby amended by deleting therefrom 'September 15, 1994' and substituting 'September 26, 1994' therefor.

                         2.   Correction:  The first paragraph of the
               Section of the Term Sheet entitled, 'Amortization of $120 Million Term Loan Facility', on page iii of the Term Sheet, is hereby amended by deleting from the 24th line thereof (i.e., the 4th line from the bottom of said paragraph) the term, '$120 Million Term Loan' and correcting the same to read '$80 Million Term Loan'.

                         3. Conditions Precedent: Paragraph 1 of the Section of the Term Sheet entitled, 'Conditions Precedent to the Facility', on page (v) of the Term Sheet, is hereby amended by deleting from the 5th line thereof the reference to the draft of the Agreement and Plan of Merger 'dated August 24, 1994' and substituting therefor a reference to the draft dated 'September 15, 1994'.

                         4. Subordinated Debt: Notwithstanding the fact that the Summary Terms and Conditions of Subordinated Debt attached to the Commitment Letter as Schedule A provides that the amount of the Subordinated Debt shall be

               Pro-Fac Cooperative, Inc.
               September 16, 1994
               Page 2



               $150 million, the Bank acknowledges and confirms that, as set forth in paragraph 2 of the section in the Term Sheet entitled, 'Conditions Precedent to the Facility', the gross proceeds of Subordinated Debt received by the Borrower on or before closing of the Term Loan shall be in an aggregate amount of not less than $160 million.

                         5.   Financial Covenants:  Notwithstanding
               anything to the contrary contained in the Commitment Letter, the Bank agrees that, in calculating any ratio contained in any financial covenant set forth in the Term Sheet, the Borrower shall be permitted to round to the nearest tenth both the numerator and denominator thereof.

                         Except as expressly set forth herein, no other
               amendments or modifications to the Commitment Letter are intended or implied, and the Commitment Letter remains in full force and effect in accordance with its existing terms and provisions.

                         Please signify your agreement with the foregoing
               by executing a duplicate original of this letter and returning the same to the Bank. Thank you.

                                        Sincerely,

                                        SPRINGFIELD BANK FOR COOPERATIVES


                                        By:    /s/ C. Scott Herring
                                           --------------------------------
                                        Title:    Vice President

               AGREED TO:

               PRO-FAC COOPERATIVE, INC.


               By:   /s/ Roy A. Myers
                  -------------------------
               Title:   General Manager